Press Release	Exhibit 99.1

KIT digital Reports Third Quarter 2008 Results

Monday November 17, 8:30 am ET

Gross Revenues Up 57% and Net Loss per Share Improved 90% vs. Q3 2007; Operating EBITDA Loss Improved 30% and Net Loss per Share Improved 50% vs. Strong Q2 2008; Company Confirms Turning Monthly Operating EBITDA Positive in Q4 2008
Q3 2008 Financial Results

Financial results in this release are quoted in U.S. dollars, although a material portion of the company's revenue is earned in other currencies.
For the third quarter of 2008, revenue totaled $5.4 million, as compared to $5.5 million in the previous quarter and $3.4 million in the same quarter a year ago. The company's revenues include software license and maintenance fees, streaming and data fees, technical and creative service charges, software set-up fees, and advertising-related income.

During the third quarter, the U.S. dollar appreciated versus the other currencies in which the company generates revenues. On a like currency basis, KIT digital increased revenues during the quarter. The company employs a "natural hedging" strategy in which management endeavors to match revenue generated in a given currency against the associated client delivery costs denominated in the same currency. This strategy results in approximately neutral cash-flow impact from foreign exchange movements, despite changes in reported gross revenues.

The net loss for the quarter was $2.6 million or ($0.02) per basic and diluted share, compared to a loss of $3.3 million or ($0.04) per basic and diluted share in the previous quarter and a loss of $8.2 million or ($0.21) per basic and diluted share in the third quarter of 2007.

The net loss for the quarter reflects several non-cash items, including $188,000 in stock-based compensation, compared to $73,000 in the previous quarter and $1.2 million in the same year ago quarter. Additionally, the net loss included restructuring charges of $162,000 relating to employee termination and facility closing costs, as compared to $146,000 in the previous quarter and none in the third quarter of 2007.

For the third quarter, operating EBITDA, a non-GAAP term, was a loss of $1.57 million, as compared to a loss of $2.24 million in the previous quarter and a loss of $6.64 million in third quarter of 2007. Operating EBITDA is defined by the company as the loss before non-cash stock based compensation, restructuring and non-recurring costs, impairment of property and equipment and depreciation and amortization. Management reports the company is turning operating EBITDA positive during the course of the current fourth quarter, and is optimistic that the company will turn free cash-flow positive by the end of this year or in beginning of the first quarter of 2009.

The weighted average common shares outstanding for the quarter totaled 114,557,722, as compared to 82,800,972 in the previous quarter and 38,907,293 in the third quarter of 2007. The common shares outstanding at November 14, 2008 totaled 114,609,788.

At the end of the third quarter of 2008, the company had a cash position of $6.1 million. Management believes the company possesses more than sufficient cash to finance its organic growth plan through to profitability, as well as to make selective acquisitions.

On October 5, 2008, subsequent to the end of the third quarter of 2008, the company acquired 100% of the capital stock of IP-based video enablement company Visual Connection, a.s., the purchase of which included a $2.5 million upfront cash payment. On November 12, 2008, the company received $1.4 million in straight (non-convertible) debt financing from Genesis Merchant Partners, L.P., secured by accounts receivable, inventory and other assets. The proceeds of this debt facility may be used for general corporate purposes. As of November 14, 2008, KIT digital had a cash position of $5.2 million.

Even after accounting for an additional 20%+ strengthening of the U.S. dollar since September 30, 2008 versus the Czech koruna, the Australian dollar and other currencies in which KIT digital does business, consolidated fourth quarter 2008 revenues are estimated to be at least $8.5 million. In the absence of the strong U.S. dollar, management estimates that fourth quarter 2008 revenues would have been more than $10 million.

Management Commentary

"The third quarter represented substantial progress across the board," said Kaleil Isaza Tuzman, chairman and chief executive officer of KIT digital. "Despite the generally slow Summer period, a faltering economy, a strong U.S. dollar and the ongoing rationalization of acquired assets, we grew our underlying business on a local currency basis versus a banner second quarter, and ended the third quarter with a September monthly operating EBITDA loss of approximately $195,000 -- versus well over $2 million of monthly burn at the beginning of the year. We are crossing over to positive monthly operating EBITDA during the current fourth quarter, just as we committed to our shareholders at the beginning of this year."

Gavin Campion, president of KIT digital, commented: "At KIT digital, we take a financially disciplined and bottom-line approach. We generally leave the small and medium-size enterprise (SME) market to our competitors, while we go after higher-margin, enterprise clients, frequently in emerging markets. During the third quarter, we won a number of key new accounts and made great progress on the integration of our product lines and acquired businesses -- activities which take time to develop and will bear financial fruit in future quarters."

"We started 2008 at an annualized revenue run-rate of approximately $12 million," continued Campion. "Even after the appreciation of the dollar in recent months, we are currently operating at an annualized revenue level of approximately $35 million. Looking forward to 2009, we will continue to leverage our first-mover advantage as the only truly device-agnostic IP video solutions provider, able to deliver and manage video on the browser, the mobile device and the IPTV-enabled set-top box or game-box."

Q3 2008 Operational Highlights

--	Signed over 20 new enterprise clients across major geographies --
Asia/Pacific, Europe, the Middle East & Africa (EMEA), and the Americas;

--	Acquired Morpheum, one of Asia's leading providers of web-based content management systems -- which is already in the process of being integrated with the KIT digital's "VX" video management platform;

--	Created a critically acclaimed, custom-built Web environment for TV innovator Seth MacFarlane and his new collection of web shorts, titled 'Seth MacFarlane's Cavalcade of Cartoon Comedy';

--	Launched a North American IPTV set-top box deployment for TV2Moro, a new company created by leading players in Arab media production and distribution;

--	RCN, a leading broadcaster in Latin America, choose KIT digital to provide a broad range of streaming media initiatives;

--	An estimated 91% of KIT digital revenue in the third quarter of 2008 was generated in the Asia/Pacific and EMEA geographies, and approximately 9% from the Americas.

Conference Call

KIT digital will hold a conference call to discuss Q3 2008 results at 10:00 a.m. Eastern time on Tuesday, November 18, 2008. To participate in the call, please dial +1 (800) 288-8968 (North America) or +1 (612) 332 0725 (outside of North America). Note that the call-in numbers have changed since the company's last press release; the previously disseminated call-in numbers will be answered and forwarded to the numbers above.
Please dial into the call five minutes prior to the scheduled start time. If you have any difficulty connecting to the conference call, please contact the Liolios Group at +1 (949) 574-3860.

For interested individuals unable to join the live conference call, a replay of the call will be available an hour after the conclusion of the live call through December 2, 2008 by dialing into +1 (800) 475-6701 (North America) or +1 (320) 365-3844 (outside of North America). The access code for this replay is 970370. In addition, an online archive of the call will be available for 30 days afterwards through the Investor Relations section of the Company's website at
www.kitd.com.

About KIT digital

KIT digital, Inc. (OTC BB:KITD.OB - News) is a leading, global provider of proprietary IP-based video enablement technologies and video-centric interactive marketing solutions. Through its end-to-end platform, KIT digital works closely with consumer brands, content providers and telcos to maximize the value of video content via the Internet, mobile networks and IPTV set-top boxes. The KIT VX platform allows clients to publish, manage and distribute digital video content, build online/mobile communities and integrate advertising. KIT offers businesses a full range of interactive marketing solutions and KIT clients can access approximately 100 KIT-syndicated channels and 40,000 KIT-syndicated videos. KIT digital clients include ABC Disney, Associated Press, China Mobile, General Motors, IMG, Kmart, NASDAQ, News Corp, RCS, Telefonica and Verizon. KIT digital has principal offices in Dubai, Melbourne (Australia), Prague, Stockholm, New York and London. For additional information, visit www.kit-digital.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc. which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. KIT digital, Inc. is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)
	September 30,	December 31,
	2008	2007 (A)
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6,069	$10,189
Accounts receivable, net	4,583 3,057
Other current assets	1,690 1,288
Restricted cash	-	100
Total current assets	12,342	14,634

Property and equipment, net	1,621	1,307
Deferred tax assets	254	263
Software, net	2,310	505
Customer list, net	2,212	253
Domain names, net	22	30
Goodwill	9,809	1,123
Total assets	$28,570	$18,115

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft and other obligations	$260	$190
Accounts payable	3,081	3,121
Accrued expenses	2,665	1,616
Income tax payable	188	139
Acquisition liability - Kamera	3,000	-
Liability to KIT Media, Ltd.	2,500	-
Other current liabilities	2,156	1,478
Total current liabilities	$13,850	$6,544

Capital lease obligations	207	292
Total liabilities	14,057	6,836
Commitments	-	-
Minority interest	(122)	(76)

Stockholders' equity:
Series A preferred shares, $0.0001 par value: authorized 0 and 10,000,000 shares; issued and outstanding 0 and 10,000,000 at September 30, 2008 and December 31, 2007	-	1
Common stock, $0.0001 par value:
authorized 500,000,000 shares; issued and outstanding 114,602,447 and 38,936,039 at September 30, 2008 and December 31, 2007, respectively	11	4
Additional paid-in capital	94,846	74,820
Accumulated deficit	(80,036)	(63,524)
Accumulated other comprehensive (loss) income	(186)	54
Total stockholders' equity	14,635	11,355
Total liabilities and stockholders' equity	$28,570	$18,115

(A) - Reference is made to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange
Commission in April 2008.

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$5,381	$3,434	$14,368	$10,020

Variable and direct third party costs:
Hosting, delivery and reporting	499	509	1,601	1,782
Content costs	866	346	1,685	1,259
Direct third party creative production costs	759	777	2,732	2,203
Total variable and direct third party costs	2,124	1,632	6,018	5,244

Gross profit	3,257	1,802	8,350	4,776

General and administrative expenses: Compensation, travel and associated costs (exclusive of non-cash stock-based compensation)	3,701	6,621	12,108	18,173
Non-cash stock-based compensation	188	1,177	4,262	3,656
Legal, accounting, audit and other professional service fees	291	783	905	1,313
Office, marketing and other corporate costs	834	1,042	2,600	3,258
Depreciation and amortization	434	661	1,033	1,043
Restructuring charges	162	-	3,053	-
Other non-recurring charges	200	-	845	-
Impairment of property and equipment	-	-	228	-
Total general and administrative expenses	5,810	10,284	25,034	27,443

(Loss) from operations	(2,553)	(8,482)	(16,684)	(22,667)

Interest income	37	262	127	594
Interest expense - other	(31)	(18)	(85)	(51)
Other income	8	9	140	29

Net (loss) before income taxes	(2,539)	(8,229)	(16,502)	(22,095)

Income tax (expense) benefit	(1)	-	(2)	5

Net (loss) before minority interest	(2,540)	(8,229)	(16,504)	(22,090)

Minority interest	(15)	17	(8)	(11)

Net (loss) available to common shareholders	$(2,555)	$(8,212)	$(16,512)	$(22,101)

Basic and diluted net
(loss) per common share	$(0.02)	$(0.21)	$(0.21)	$(0.66)
Weighted average common
shares outstanding	114,557,722	38,907,293	78,895,542	33,388,117

Comprehensive (loss):
Net (loss)	$(2,555)	$(8,212)	$(16,512)	$(22,101)
Foreign currency Translation	(219)	61	(240)	80
Comprehensive (loss)	$(2,774)	$(8,151)	$(16,752)	$(22,021)

Contact:
Investor Relations Contact:
Ron Both
Liolios Group
Tel. +1-949-574-3860
 Email Contact

Media Contact:
Jonathan Cutler
Verse Communications
Tel. +1.818.981.3023
 Email Contact